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                                                                     EXHIBIT (5)

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                                                                   June 30, 1994

International Business Machines Corporation
One Old Orchard Road
Armonk, New York 10504

Dear Sirs:

     I am Associate General Counsel of International Business Machines Corporation, a New York corporation (the "Company"), and am familiar with the shares of Capital Stock, par value $1.25 per share, of the Company ("Capital Stock") proposed to be contributed by the Company to the IBM Retirement Plan Trust Fund (the "Fund").

     I have reviewed originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate to enable me to render the opinions set forth below.

     Based upon the foregoing, I am of opinion as follows:

          (1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of New York; and

          (2) The shares of Capital Stock to be contributed to the Fund have been duly authorized by the Company and, when so contributed, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit (5) to the Company's Registration Statement on Form S-3 relating to the Exchange Shares and to the reference to my name under the heading "Legal Opinions" in the Prospectus forming a part of such Registration Statement.

                                          Very truly yours,

                                          /s/  ROBERT S. STONE

                                          Robert S. Stone
                                          Associate General Counsel